EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, October 23, 2018


CHICAGO, ILLINOIS - October 23, 2018 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc.reported third quarter and nine months 2018 net sales and net earnings.

Third quarter 2018 net sales were $181,505,000 compared to $182,173,000 in third quarter 2017, a decrease of $668,000 which is less than 1%. Third quarter 2018 net earnings were $26,104,000 compared to $26,933,000 in third quarter 2017, and net earnings per share were $.41 and $.42 in third quarter 2018 and 2017, respectively, a decrease of $.01 or 2%.

Nine months 2018 net sales were $387,987,000 compared to $390,495,000 in nine months 2017, a decrease of $2,508,000 which is also less than 1%. Nine months 2018 net earnings were $44,718,000 compared to $48,879,000 in nine months 2017, and net earnings per share were $.70 and $.75 in nine months 2018 and 2017, respectively, a decrease of $.05 per share or 7%.

Mrs. Gordon said, "The timing of certain 2018 sales between second and third quarter in the comparative 2018 and 2017 periods caused our third quarter 2018 sales to edge lower than third quarter 2017 sales. Third quarter and nine months 2018 results were adversely affected by significant increases in freight and delivery expenses. Freight and delivery expenses reflect higher freight rates driven by increases in fuel costs and the continuing imbalance between supply and demand for over-the-road truck delivery.

Increases in wages and employee benefit costs, including unfavorable experience under our self- insurance programs, and higher legal and professional fees had an adverse impact on third quarter and nine months 2018 results. Costs relating to quality improvements in product packaging and start-up of new manufacturing packaging lines being phased into service also had an unfavorable impact on third quarter and nine months 2018 gross profit margins and results. The Company is continuing its investments in its manufacturing operations and products to meet new consumer and customer demands, achieve quality improvements to increase consumer product acceptance, and realize operational efficiencies and cost reductions. Manufacturing efficiencies driven by capital investments and ongoing cost containment programs mitigated some of these higher input costs and expenses discussed above.

Third quarter 2018 net earnings were adversely affected by unfavorable foreign exchange, however nine months 2018 results had some favorable impact from foreign exchange when compared to nine months 2017.
Third quarter and nine months 2018 net earnings benefited from a lower U.S. federal income tax rate resulting from U.S. tax reform legislation enacted in December 2017. The Company's effective income tax rates were 21.5% and 31.0% in third quarter 2018 and 2017, respectively, and 22.1% and 29.8% in nine months 2018 and 2017, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both third quarter and nine months 2018."


















































                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                       FOR THE PERIODS ENDED
                   SEPTEMBER 30, 2018 & 2017

                                             THIRD QUARTER ENDED
                                            2018              2017

Net Product Sales                      $ 181,505,000     $ 182,173,000

Net Earnings                           $  26,104,000     $  26,933,000

Net Earnings Per Share   *             	   $ .41             $ .42

Average Shares Outstanding *              64,155,000        64,855,000


                                               NINE MONTHS ENDED
                                            2018              2017

Net Product Sales                      $ 387,987,000     $ 390,495,000

Net Earnings                           $  44,718,000      $ 48,879,000

Net Earnings Per Share   *                 $ .70             $ .75

Average Shares Outstanding *              64,268,000        65,155,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 06, 2018 and April 17, 2017.